UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING



      (Check One): |X| Form 10-K Form 20-F Form 11-K Form 10-Q Form N-SAR

                         For Period Ended: June 30, 2002
                       [ ] Transition Report on Form 10-K
                       [ ] Transition Report on Form 20-F
                       [ ] Transition Report on Form 11-K
                       [ ] Transition Report on Form 10-Q
                       [ ] Transition Report on Form N-SAR
                       For the Transition Period Ended: ________________





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 Read Instruction (on back page) Before Preparing Form. Please Print or Type.
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 NOTHING  IN THIS FORM  SHALL BE  CONSTRUED TO IMPLY  THAT THE  COMMISSION  HAS
 VERIFIED ANY INFORMATION CONTAINED HEREIN.
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 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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 PART I -- REGISTRANT INFORMATION

 Full Name of Registrant

         NEUROTECH DEVELOPMENT CORPORATION
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 Former Name if Applicable

         FORMERLY NEUROTECH CORPORATION
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 Address of Principal Executive Office (Street and Number)

         10 CEDAR SWAMP ROAD
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 City, State and Zip Code

         GLEN COVE, NEW YORK 11542
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


PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant Seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

         (a) The reasons described in reasonable detail in Part III of this form could not eliminated without unreasonable effort or expense;

         (b) The subject annual report, semi-annual report, transition report on
   [X] Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

         c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

         The registrant cannot file its June 30, 2002 Form 10-KSB within the prescribed time period because the registrant has not completed the process of gathering and analyzing financial information necessary for finalizing its financial statements that will be included in the registrant's Form 10-KSB. In addition, the registrant needs additional time to complete and to describe some current events, which it believes may be material to the registrant and its financial condition.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

           BERNARD ARTZ, CHAIRMAN            516                671-2400
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                   (Name)                (Area Code)       (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
         filed? If answer is no, identify report(s).  Yes |X|   No | |


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
         report or portion thereof?    Yes | |   No |X|

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                                       N/A

       NEUROTECH DEVELOPMENT CORPORATION (FORMERLY NEUROTECH CORPORATION)
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date     September  27, 2002            By: /S/ BERNARD ARTZ
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                                        Name:  BERNARD ARTZ
                                        Title: CHAIRMAN AND DIRECTOR